Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-45573, 33-88590, 33-311419, 33-333647, 333-81647, 333-101467, 333-126785), and in the Registration Statements (Form S-3 No. 333-97207 and Form S-4 No. 333-107089) of Medicis Pharmaceutical Corporation of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation, Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, included in this Annual Report (Form 10-K/T) for the transition period from July 1, 2005 to December 31, 2005.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 14, 2006